Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 246 to Registration Statement No. 002-67052 on Form N-1A of our reports dated August 25, 2008, relating to the financial statements and financial highlights of Grisanti Brown Value Fund, appearing in the annual report on Form N-CSR of Forum Funds, for the year ended September 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 27, 2009